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                                                                 EXHIBIT 12.8


SUPPLEMENTAL SCHEDULE - CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES SIERRA PACIFIC INSTITUTIONAL INVESTORS V
RATIO OF EARNINGS TO FIXED CHARGES:


                                                                                                           6 Months     6 Months
                                                                                                            Ended        Ended
                                                   Year End.  Year End.  Year End.  Year End.  Year End.   June 30,     June 30,
                                                     1995       1996       1997       1998        1999       1999         2000
                                                 ----------------------------------------------------------------------------------
Earnings:
  Pretax income (loss)                             $  (206)   $  (168)   $  (178)   $  (284)   $  (57)     $ (60)       $ 120

Fixed Charges:
  Interest expense                                     128        128        127        125       137         --           --
  Interest factor of rental expense                    128        128        127        125       137         62           10
                                                 ----------------------------------------------------------------------------------
             Total fixed charges                       256        256        254        250       274         62           10
                                                 ----------------------------------------------------------------------------------
             Total earnings                             50         88         76        (34)      217          2          130

             Total fixed charges                       256        256        254        250       274         62           10
                                                 ----------------------------------------------------------------------------------
Ratio of earnings to fixed charges                    0.19       0.34       0.30      (0.14)     0.79       0.04        13.42
                                                 ----------------------------------------------------------------------------------
  Deficiency to cover fixed charges                    206        168        178        284        57         60           --
                                                 ----------------------------------------------------------------------------------
COMPUTATION OF INTEREST FACTOR OF RENTAL
EXPENSE:
             Operating rental expense                  383        383        382        374       410        187           29
             Interest factor                            33%        33%        33%        33%       33%        33%          33%
                                                 ----------------------------------------------------------------------------------
                            Total                      128        128        127        125       137         62           10
                                                 ==================================================================================
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